Exhibit 99.1

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

January 14, 2022

Board of Directors
CMC Materials, Inc.
870 N. Commons Drive
Aurora, Illinois 60504

Re:	Registration Statement on Form S-4 of
Entegris, Inc. (“Entegris”) (File No. 001-32598), filed January 14, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 15, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Entegris and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of CMC Materials, Inc. (the “Company”) of the Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2021 (the “Agreement”), by and among the Company, Entegris and Yosemite Merger Sub, Inc., a wholly owned subsidiary of Entegris.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Entegris has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of CMC’s Financial Advisor”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger— Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger”, “The Merger—Opinion of CMC’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)